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                                                                    EXHIBIT 21.1


FARO TECHNOLOGIES, INC. LIST OF SUBSIDIARIES

Faro Worldwide Inc.
125 Technology Park Drive
Lake Mary, Florida 32746 USA

Faro Europe GmbH and Co. KG
Ingersheimerstr. 12
D-70499 Stuttgart-Weilimdorf
Germany

Antares LDA
Rua das Leirinhas N. 48 Aradas
3810 Aveiro
Portugal

Faro Japan KKK
10-33 Nishi 3chome
Naka-ku, Nagoya
Aichi Japan

Faro Spain
CL Rosellon 224
E-08008
Barcelona, Spain